Exhibit 16

May 1, 2008

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549
RE: Systems Management Solutions, Inc.
File No.: 000-30803

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission on April 30, 2008 regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas